EXHIBIT 16.1

WINDHAM BRANNON

January 9, 2015

Securities and Exchange Commission

Mail Stop 8031

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for EndoChoice, Inc. and Subsidiaries (predecessor to ECPM Holdings, LLC) and, under the date of July 30, 2013, we reported on the consolidated financial statements of EndoChoice, Inc. and Subsidiaries as of and for the years ended December 31, 2012 and 2011. On October 29, 2013, we were dismissed. We have read ECPM Holdings, LLC’s disclosure included under Item 11(i) of Form S-1 and we agree with such statements.

Sincerely,

/s/ Windham Brannon P.C.

Atlanta, Georgia

3630 Peachtree Road NE, Suite 600, Atlanta, GA 30326	404.898.2000	windhambrannon.com